EXHIBIT 18

                           SECOND AMENDED AND RESTATED
                           PLAN PURSUANT TO RULE 18f-3


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                              PHOENIX-SENECA FUNDS
                                  (the "Funds")

                           SECOND AMENDED AND RESTATED
                           PLAN PURSUANT TO RULE 18f-3
                                    under the
                         INVESTMENT COMPANY ACT OF 1940

1.       Introduction

         Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for the Funds, including the separate classes of shares' arrangements for distribution, the method for allocating expenses to those classes and any related conversion or exchange privileges applicable to those classes.

         Upon the effective date of this Plan, the Funds shall offer multiple classes of shares, as described herein, pursuant to Rule 18f-3 and this Plan.

2.       The Multi-Class Structure

         Each of the portfolios of the Funds (each a "Multi-Class Portfolio" and collectively the "Multi-Class Portfolios") shall offer four classes of shares:
Class X, Class A, Class B, and Class C. Shares of the Multi-Class Portfolios shall represent an equal pro rata interest in the respective Multi-Class Portfolio and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined by Section 2(b), below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of such class differ from the interests of any other class. In addition, Class X, Class A, Class B, and Class C shares shall have the features described in Sections a, b, c and d, below.

         a.       Distribution Plans

         The Funds have adopted Distribution Plans pursuant to Rule 12b-1 with respect to each Multi-Class Portfolio, other than Class X, containing substantially the following terms:

                  i. Each of Class A, Class B, and Class C shares of each Multi-Class Portfolio shall pay to Phoenix Equity Planning Corporation (the "Underwriter") for providing personal services to shareholders, including assistance in connection with shareholder accounts, as provided in the Distribution Plans for each such class an amount equal to 0.25% of the average daily net assets of such Multi-Class Portfolio's Class A, Class B, and Class C shares.


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                  ii. Class B shares of each Multi-Class Portfolio shall
reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares thereof, as provided in the Class B Distribution Plan and any supplements thereto, subject to an annual limit of 0.75% of the average daily net assets of such Multi-Class Portfolio's Class B shares.

                  iii. Class C shares of each Multi-Class Portfolio shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares thereof, as provided in the Class C Distribution Plan and any supplements thereto, subject to an annual limit of 0.75%, of the average daily net assets of such Multi-Class Portfolio's Class C shares.

         b.       Allocation of Income and Expenses

                  i.       General.

                  The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Multi-Class Portfolio shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Multi-Class Portfolio. Expenses to be so allocated include expenses of the Funds that are not attributable to a particular Multi-Class Portfolio or class of a Multi-Class Portfolio ("Fund Expenses") and expenses of a particular Multi-Class Portfolio that are not attributable to a particular class of that Multi-Class Portfolio ("Portfolio Expenses"). Fund Expenses include, but are not limited to, trustees' fees, insurance costs and certain legal fees. Portfolio Expenses include, but are not limited to, certain state registration fees, custodial fees, advisory fees and other expenses relating to the management of the Multi-Class Portfolio's assets.

                  ii.      Class Expenses.

                  Expenses attributable to a particular class ("Class Expenses") shall be limited to: (1) transfer agency fees; (2) stationery, printing, postage, and delivery expenses relating to preparing and distributing shareholder reports, prospectuses, and proxy statements; (3) state Blue Sky registration fees; (4) SEC registration fees; (5) expenses of administrative personnel and services to the extent related to another category of class-specific expenses; (6) trustees' fees and expenses; (7) accounting expenses, auditors' fees, litigation expenses, and legal fees and expenses; and
(8) expenses incurred in connection with shareholder meetings. Expenses described in subsection (a) (i) (ii) and (iii) above of this paragraph ("12b-1 Expenses") must be allocated to the class for which they are incurred. All other expenses described in this paragraph will be allocated as Class Expenses, if the Fund's President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code"). The difference between the Class Expenses (other


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than 12b-1 Expenses), allocated to each share of a class during a year and the
Class Expenses (other than 12b-1 Expenses), allocated to each share of any other class during such year shall at all times be less than .50% of the average daily net asset value of the class of shares with the smallest average net asset value. The afore-described description of Class Expenses and any amendment thereto shall be subject to the continuing availability of an opinion of counsel or a ruling from the Internal Revenue Service to the effect that any such allocation of expenses or the assessment of higher distribution fees and transfer agency costs on any class of shares does not result in any dividends or distributions constituting "preferential dividends" under the Code.

                  In the event that a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Fund Expense or Portfolio Expense as applicable, and in the event a Fund Expense or Portfolio Expense becomes allocable as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and Board approval or ratification.

                  The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto as set forth in this Plan shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons" of the Fund, as defined in the 1940 Act ("Independent Trustees").

                  iii.     Waivers or Reimbursements of Expenses.

                  The investment advisor to the Fund ("Investment Advisor") may waive or reimburse its management fee in whole or in part provided that the fee is waived or reimbursed to all shares of the Fund in proportion to the relative average daily net asset values.

                  Investment Advisor or a related entity who charges a fee for a Class Expense may waive or reimburse that fee in whole or in part only if the revised fee more accurately reflects the relative cost of providing to each Multi-Class Portfolio the service for which the Class Expense is charged.

                  Underwriter may waive or reimburse a Rule 12b-1 Plan fee payment in whole or in part.

         c.       Exchange Privileges

         Shareholders of a Multi-Class Portfolio may exchange shares of a particular class for shares of the same class in another Multi-Class Portfolio, or in another portfolio of an open-end investment company managed by the Investment Advisor or an affiliate of the Investment Advisor that permits corresponding exchanges, at the relative net asset values of the respective shares to be exchanged and with no sales charge, provided the shares to be acquired in the exchange are, as may be necessary, qualified for sale in the shareholder's state of residence and subject to the applicable requirements, if any, as to minimum amount. Each Multi-Class


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Portfolio reserves the right to temporarily or permanently terminate exchange privileges, impose conditions upon the exercise of exchange privileges, or reject any specific order for any dealer, shareholder or person whose transactions seem to follow a timing pattern, including those who request more than one exchange out of a Multi-Class Portfolio within any thirty (30) day period. Each Multi-Class Portfolio reserves the right to terminate or modify these exchange privileges at any time upon giving prominent notice to shareholders at least 60 days in advance.

         d.       Conversion Feature

         Class B Shares of a Multi-Class Portfolio will automatically convert to Class A Shares of that portfolio, without sales charge, at the relative net asset values of each such class, not later than eight years from the acquisition of the Class B Shares. The conversion of Class B Shares to Class A Shares is subject to the continuing availability of an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the conversion of shares does not constitute a taxable event under federal income tax law.

3.       Board Review

         a.       Approval of Amended and Restated Plan

         The Trustees of the Funds, including a majority of the Independent Trustees, at a meeting held on November 14, l997, approved the Amended and Restated Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Multi-Class Portfolio individually and of the Funds. Their determination was based on their review of information furnished to them by the Investment Advisor and Underwriter which was reasonably necessary to evaluate the Plan.

         b.       Approval of Amendments

         The Plan may not be amended materially unless the Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Multi-Class Portfolio individually and of the Funds. Such finding shall be based on information required by the Trustees and furnished to them by the Investment Advisor or Underwriter that is reasonably necessary to evaluate the proposed amendment.

         c.       Periodic Review

         The Trustees shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.


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4.       Contracts

         Any agreement related to the multi-class system shall require the parties thereto to furnish to the Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

5.       Effective Date

         The Second Amended and Restated Plan, having been reviewed and approved by the Trustees and the Independent Trustees, shall take effect as of the effective date of the Funds' post-effective amendment that adds Class B and Class C Shares.